Putnam Capital Spectrum Fund, April 30, 2013, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					5,757
Class B		  		 	   68
Class C		    		  	  992
Class M		     	  	   	   16

72DD2

Class R		     	   	   	   12
Class Y		    		  	7,232

73A1

Class A				  	0.225
Class B				  	0.096
Class C	      		  		0.103
Class M	      		  		0.127

73A2

Class R		 		  	0.203
Class Y				  	0.270

74U1	(000s omitted)

Class A				       35,221
Class B			   		1,144
Class C			 	       15,172
Class M			   		  185

74U2	(000s omitted)

Class R			    		  129
Class Y				       38,549

74V1

Class A					29.15
Class B			 		28.85
Class C			 		28.80
Class M			 		28.95

74V2

Class R			 		29.04
Class Y			 		29.24

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.